EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-267504, and 333-248820), Form S-1 (File Nos. 333-234712, 333-201334, 333-219589, 333-278188, 333-292598, and 333-289745), and Form S-3 (File No. 333-292405) of Aethlon Medical, Inc. (the “Company”) of our report dated June 10, 2026, relating to the consolidated financial statements as of March 31, 2026 and 2025 and for each of the two years in the period ended March 31, 2026, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

June 10, 2026